Exhibit 99.1

PRESS RELEASE

Level 3 Communications Recommends Stockholders Reject

“Mini-Tender” Offer by TRC Capital Corporation

BROOMFIELD, Colo., Oct. 2, 2017—Level 3 Communications, Inc. (NYSE: LVLT) (“Level 3”) has been notified of an unsolicited “mini-tender” offer by TRC Capital Corporation (“TRC Capital”) to purchase up to 2 million shares of Level 3 common stock, representing approximately 0.55 percent of Level 3’s shares of common stock outstanding. TRC Capital’s offer price of $50.50 per share is approximately 4.3 percent below the $52.77 closing price per share of Level 3’s common stock on September 22, 2017, the last trading day before the commencement of TRC Capital’s offer.

On October 31, 2016, Level 3 entered an agreement and plan of merger with CenturyLink, Inc. (NYSE: CTL) (“CenturyLink”), that provides for the acquisition of Level 3 by CenturyLink, subject to the satisfaction of the conditions set forth in the Merger Agreement.  Under the Merger Agreement, each share of Level 3 common stock will be converted at the effective time of the merger into $26.50 in cash and 1.4286 shares of CenturyLink common stock.  Level 3 and CenturyLink have previously announced that they expect the merger to close in mid-to-late October 2017, subject to the satisfaction of the remaining conditions to closing.  The Level 3 board of directors recommended that Level 3 stockholders approve the Merger Agreement and, on March 16, 2017, Level 3 stockholders approved the Merger Agreement. As of September 22, 2017, based on the then closing price of CenturyLink shares, the last trading day before the commencement of TRC Capital’s offer, each Level 3 share of common stock would convert into merger consideration with a value of approximately $52.99. TRC Capital’s offer price of $50.50 per share is approximately 4.7 percent below this merger consideration value.

Level 3 does not endorse TRC Capital’s unsolicited mini-tender offer and is not associated in any way with TRC Capital, its mini-tender offer, or its mini-tender offer documents.

Because TRC Capital’s offer price is at a price below the current market price for Level 3’s common stock and the value of the consideration under the Merger Agreement (based on the current market price of CenturyLink’s common stock) and is subject to numerous conditions, Level 3 recommends that stockholders reject this unsolicited offer or, if stockholders have already tendered shares, that they withdraw their shares by providing the written notice described in the TRC Capital mini-tender offer documents prior to the expiration of the offer, currently scheduled for 12:01 a.m., New York City time, on Wednesday, October 25, 2017.

TRC Capital has made similar unsolicited mini-tender offers for shares of numerous other public companies. TRC Capital’s mini-tender offer seeks less than 5 percent of Level 3’s outstanding common stock, thereby avoiding many disclosure requirements and procedural protections of the SEC. The SEC has cautioned investors that some bidders make mini-tender offers at below-market prices “hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s cautionary advice to investors regarding these offers is on its website at: http://www.sec.gov/investor/pubs/minitend.htm.

Stockholders should obtain current market quotations for their shares of Level 3 common stock, consult with their broker or financial advisor, and exercise caution with respect to TRC Capital’s mini-tender offer.

Level 3 encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

Level 3 requests that a copy of this press release be included with all distributions of materials relating to TRC Capital’s mini-tender offer related to shares of Level 3’s common stock.

About Level 3 Communications

Level 3 Communications, Inc. (NYSE: LVLT) is a Fortune 500 company that provides local, national and global communications services to enterprise, government and carrier customers. Level 3’s comprehensive portfolio of secure, managed solutions includes fiber and infrastructure solutions; IP-based voice and data communications; wide-area Ethernet services; video and content distribution; data center and cloud-based solutions. Level 3 serves customers in more than 500 markets in over 60 countries across a global services platform anchored by owned fiber networks on three continents and connected by extensive undersea facilities. For more information, please visit www.level3.com or get to know us on Twitter, Facebook and LinkedIn.

© Level 3 Communications, LLC. All Rights Reserved. Level 3, Vyvx, Level 3 Communications, Level (3) and the Level 3 Logo are either registered service marks or service marks of Level 3 Communications, LLC and/or one of its Affiliates in the United States and elsewhere. Any other service names, product names, company names or logos included herein are the trademarks or service marks of their respective owners. Level 3 services are provided by subsidiaries of Level 3 Communications, Inc.

Forward-Looking Statement

Some statements made in this press release are forward-looking in nature and are based on management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. Important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, the company’s ability to: increase revenue from its services to realize its targets for financial and operating performance; develop and maintain effective business support systems; manage system and network failures or disruptions; avert the breach of its network and computer system security measures; develop new services that meet customer demands and generate acceptable margins; manage the future expansion or adaptation of its network to remain competitive; defend intellectual property and proprietary rights; manage risks associated with continued uncertainty in the global economy; manage continued or accelerated decreases in market pricing for communications services; obtain capacity for its network from other providers and interconnect its network with other networks on favorable terms; successfully integrate future acquisitions; effectively manage political, legal, regulatory, foreign currency and other risks it is exposed to due to its substantial international operations; mitigate its exposure to contingent liabilities; and meet all of the terms and conditions of its debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information

Media:	Investors:
D. Nikki Wheeler	Mark Stoutenberg
+1 720-888-0560	+ 1 720-888-2518
stephanie.walkenshaw@level3.com	mark.stoutenberg@level3.com